EXHIBIT 1

IIJ Announces Nine Months Financial Results for Fiscal Year Ending March 31, 2009

TOKYO, Feb. 12, 2009 (GLOBE NEWSWIRE) -- Internet Initiative Japan Inc. ("IIJ") (Nasdaq:IIJI) (TSE:3774) today announced its consolidated financial results for the nine months ended December 31, 2008.(1)

     Highlights of Financial Results for the nine months ended Dec 2008

 *    Revenue was JPY50,789 million ($559 million), up 5.0% YoY lead by the steady increase in recurring revenues which was up 16.3% YoY.
      One-time revenues of systems construction revenues were weak affected by the deteriorating Japanese economy.
 *    Operating income was JPY1,844 million ($20 million), down 37.5%
      YoY mainly due to operating loss for the 4 newly established consolidated subsidiaries of JPY823 million.
 *    Net income was JPY354 million ($4 million), down 91.3% YoY largely affected by deferred tax expense of JPY972 million whereas we had deferred tax benefit of JPY1,791 million for the nine months ended December 31, 2007.

                   Revised Full FY2008 Financial Targets

                          Previous Target       New Target (2/12/2009)
                       ----------------------   ----------------------
 Revenues                JPY73,000 million        JPY69,300 million
 Operating Income         JPY3,800 million         JPY2,800 million
 Net Income               JPY2,800 million         JPY1,300 million

Nine Months Overview and Business Outlook

"In a very tough environment where the Japanese economy is further deteriorating from the second half of FY2008, IIJ's total revenue increased by 5.0% YoY," said Koichi Suzuki, President and CEO of IIJ. "Connectivity service grew by 13.7%, outsourcing service by 13.3% and systems operation and maintenance by 21.8% YoY. These recurring revenues which accounts for 79% of our total revenues are supporting our steady growth," continued Suzuki.

"Connectivity services were stronger than expected with contracts of over Gbps reaching 82 contracts, up 21 contracts YoY. Increased usage of video streaming or IPTV among Japanese consumers has lead CATVs and ISPs to also increase their contracted bandwidth with us. IIJ Mobile service with around 18,000 contracts as of December 2008 has reached its break even point at its gross margin level. Outsourcing services remain on track with additional revenue from the newly opening Nerima DC expected to come in from the 4th quarter of FY2008."

"With this continuous growth from recurring revenues and tightened cost control, profitability is improving quarter on quarter this fiscal year," said Suzuki. "Operating margin ratio was 4.8% in 3Q08, up 1.3 points compared to 2Q08 and up 2.3 points compared to 1Q08 respectively."

"However, the situation for systems construction was not as strong as we had initially anticipated," continued Suzuki. "Many projects are being either postponed or delayed due to the tightened SI investments by Japanese companies, and as a result has affected our revenue and income growth. Because the recovery for SI investments depends strongly on economic recovery, and as SI order backlogs are weak, we have revise downward our Full FY2008 financial targets for the second time this year."

"Nevertheless, our overall position and our competitiveness in the Japanese ICT market has not changed and therefore, we will continue to take decisive steps for us to return to double-digit growth in a post recession economy. We will build a strong business foundation for mid- to long-term growth."

Nine Months Financial Results

Results of Operation

                         Operating Results Summary
 --------------------------------------------------------------------
                        Nine months ended  Nine months ended    YoY %
                           Dec 31, 2008     Dec 31, 2007       change
 --------------------------------------------------------------------
                           JPY millions     JPY millions
 Total Revenues              50,789             48,349          5.0%
 --------------------------------------------------------------------
 Total Costs                 41,255             38,662          6.7%
 --------------------------------------------------------------------
 SG&A Expenses and R&D        7,690              6,736         14.2%
 --------------------------------------------------------------------
 Operating Income             1,844              2,952        (37.5%)
 --------------------------------------------------------------------
 Income before
  Income Tax Expense          1,242              2,715        (54.2%)
 --------------------------------------------------------------------
 Net Income                     354              4,088        (91.3%)
 --------------------------------------------------------------------

Revenues

Revenues totaled JPY50,789 million, an increase of 5.0% YoY.

                                Revenues
 --------------------------------------------------------------------
                        Nine months ended  Nine months ended    YoY %
                           Dec 31, 2008     Dec 31, 2007       change
 --------------------------------------------------------------------
                           JPY millions     JPY millions
 Total Revenues:             50,789             48,349          5.0%
 --------------------------------------------------------------------
   Connectivity and
    Outsourcing Services     25,941             22,856         13.5%
 --------------------------------------------------------------------
   SI                        24,105             24,213         (0.4%)
 --------------------------------------------------------------------
   Equipment Sales              726              1,280        (43.3%)
 --------------------------------------------------------------------
   ATM Operation
   Business(2)                   17                 --            --
 --------------------------------------------------------------------

Connectivity and Outsourcing Services revenue were JPY25,941 million, an increase of 13.5% YoY lead by the increase in connectivity services and outsourcing services. Connectivity service for corporate use increased by 7.8% YoY reflecting strong demands for larger bandwidth connectivity. Connectivity service for home use increased by 27.6% YoY with the full contribution from hi-ho, which we acquired in June 2007, of JPY3,682 million (9 months) compared to JPY2,537 million (7 months). Outsourcing services were up 13.3% YoY reflecting steady needs for email and data center related services.

SI revenues were JPY24,105 million, a slight decrease of 0.4% YoY. Systems construction revenues were down 20.8% YoY as revenues fell short of our budget affected by the weak Japanese economy whereas in the third quarter of FY2007, a remarkably large-scale systems construction project was completed. Systems operation and maintenance revenues were up 21.8% YoY.

Equipment sales revenues were JPY726 million, a decrease of 43.3% YoY.

ATM Operation Business revenues were JPY17 million.

Cost and expense

Cost of revenues was JPY41,255 million, an increase of 6.7% YoY.

                            Cost of Revenues
 --------------------------------------------------------------------
                        Nine months ended  Nine months ended    YoY %
                           Dec 31, 2008     Dec 31, 2007       change
 --------------------------------------------------------------------
                          JPY millions      JPY millions
 Cost of Revenues:          41,255              38,662          6.7%
 --------------------------------------------------------------------
   Connectivity and
    Outsourcing Services    21,851              19,005         15.0%
 --------------------------------------------------------------------
   SI                       18,504              18,558         (0.3%)
 --------------------------------------------------------------------
   Equipment Sales             639               1,098        (41.8%)
 --------------------------------------------------------------------
   ATM Operation
    Business                   261                  --            --
 --------------------------------------------------------------------

Cost of Connectivity and Outsourcing Services revenue were JPY21,851 million, up 15.0% YoY due to the increase in network operation related, circuit related and personnel related costs. There was also cost incurred by hi-ho for 9 months and costs related to GDX Japan Inc. ("GDX") and On-Demand Solutions Inc. ("ODS") of JPY121 million. Gross margin was 15.8% compared to 16.8% for the nine months ended December 31, 2007.

Cost of SI revenues was JPY18,504 million, down 0.3% YoY as purchasing cost decreased along with the decrease in systems construction revenue while outsourcing cost increased. However, on a quarterly basis, outsourcing cost decreased compared to 2Q08 as a result of cost control. Gross margin was 23.2% compared to 23.4% for the nine months ended December 31, 2007.

Cost of Equipment Sales revenues was JPY639 million, down 41.8% YoY due to decrease in equipment sales revenues. Gross margin ratio was 12.0%.

Cost of ATM Operation Business revenues was JPY261 million and gross margin was a loss of JPY243 million.

SG&A Expenses and R&D

Sales and marketing expenses were JPY3,506 million, an increase of 11.2% YoY. The increase was mainly due to the increase in personnel related expenses as well as expenses related to hi-ho of 9 months.

General and administrative expenses were JPY3,967 million, an increase of 16.5% YoY. The increases were mainly due to the increase in rent and personnel related expenses. There were also expenses related to the 4 new subsidiaries.

Research and development expenses were JPY216 million, an increase of 20.5% YoY.

Operating income

Operating income was JPY1,844 million, a decrease of 37.5% YoY as gross margin from systems construction decreased, SG&A expenses and R&D increased by JPY954 million and there were operating loss from 4 new subsidiaries of JPY823 million.

Other income (expenses)

Other income (expenses) was JPY602 million compared to net other expenses of JPY237 million for the nine months ended December 31, 2007. We recorded net losses on equity securities of JPY312 million including impairment losses of JPY329 million on nonmarketable and available-for-sale equity securities compared to net gains of JPY34 million for the nine months ended December 31, 2007.

Income before income tax expenses

Income before income tax expenses was JPY1,242 million, down 54.2% YoY due to the decrease in operating income and the increase in other expenses.

Others

Income tax expense was JPY1,192 million mainly due to deferred tax expense of JPY972 million whereas for the nine months ended December 31, 2007, there were deferred tax benefits of JPY1,791 million resulting from the release of the valuation allowance against deferred tax assets.

Minority interests in losses of subsidiaries were JPY259 million related to GDX and Trust Networks Inc. compared to minority interest in losses of subsidiaries of JPY52 million for the nine months ended December 31, 2007.

Equity in net income of equity method investees was JPY45 million compared to equity in net loss of equity method investees of JPY92 million for the nine months ended December 31, 2007.

Net income was JPY354 million, a decrease of 91.3% YoY.

Financial Condition

Balance Sheets

Total assets as of December 31, 2008 was JPY52,558 million, decreased by JPY3,144 million from the previous fiscal year end (March 31, 2008).

For current assets, inventories increased by JPY434 million, mainly for ongoing SI projects; prepaid expenses increased by JPY429 million, mainly for bonus payments to our employees and maintenance expenses related to SI projects; and accounts receivable decreased by JPY2,685 million, each from the respective amount as of March 31, 2008. Property and Equipment increased by JPY2,065 million mainly due to an increase in property for our internal use. For current liabilities, short-term borrowings decreased by JPY1,350 million due to repayments; and accounts payable decreased by JPY2,325 million, each from the respective amount as of March 31, 2008.

IIJ Group has a large amount of tax operating loss carryforwards (JPY14,878 million as of March 31, 2008), and as of December 31, 2008, we had deferred tax asset (current) of JPY790 million and deferred tax asset (noncurrent) of JPY1,896 million, respectively. Other investments as of December 31, 2008 was JPY2,030 million (JPY813 million in nonmarketable equity securities, JPY615 million in available-for-sale securities and others of JPY602 million), a decrease of JPY333 million from March 31, 2008. As of December 31, 2008, non-amortized intangible assets (excluding telephone rights) such as goodwill were JPY5,516 million and amortized intangible assets of such as customer relationship were JPY321 million.

Total shareholders' equity as of December 31, 2008 was JPY24,382 million and shareholder's equity ratio (shareholder's equity/total assets) as of December 31, 2008 was 46.4%.

Cash Flows (Nine months ended December 31, 2008)

Cash and cash equivalents as of December 31, 2008 decreased by JPY2,516 million to JPY8,955 million, from JPY11,471 million as of March 31, 2008.

Net cash provided by operating activities for the nine months ended December 31, 2008 was JPY5,351 million, compared to net cash provided by operating activities of JPY455 million for the nine months ended December 31, 2007, mainly due to operating income of JPY1,844 million, decrease in accounts receivable which tends to be large at the end of March due to seasonal fluctuations was JPY2,656 million, increase in inventories mainly related to SI projects, decrease in accounts payable mainly related to SI projects and payment of income taxes.

Net cash used in investing activities for the nine months ended December 31, 2008 was JPY2,926 million, compared to net cash used in investing activities of JPY5,063 million for the nine months ended December 31, 2007, mainly due to payment of JPY2,663 million for the purchase of property and equipment, JPY125 million for the purchase of short-term and other investments, and JPY100 million for the purchase of available-for-sale securities.

Net cash used in financing activities for the nine months ended December 31, 2008 was JPY4,911 million, compared to net cash provided by financing activities of JPY285 million for the nine months ended December 31, 2007, mainly due to repayments of short-term borrowings of JPY1,350 million (net), principal payments under capital leases of JPY2,848 million, payments for dividends of JPY413 million and payments of JPY301 million for acquisition of treasury stock.

Nine Months Business Overview

Analysis by Service

Connectivity and Outsourcing Services

Connectivity services revenues for corporate use increased by 7.8% YoY reflecting the strong needs for broadband connectivity. IP Services was up 3.6% YoY as number of contracts for over Gbps services grew more than expected and other IP services has also increased respectively. Broadband services were up 10.2% YoY. Others which include dial-up connectivity and IIJ Mobile increased by 71.9% YoY. The contracted number for IIJ Mobile has reached around 18,000 contracts as of December 31, 2008 though there was a large cancellation from one client.

Connectivity services revenues for home use increased by 27.6% YoY with the full contribution from hi-ho of JPY3,682 million (9 months) compared to JPY2,537 million (7 months). High-speed mobile data communications service for home users was introduced in December 2008.

Outsourcing services revenues increased by 13.3% YoY as demands for email services and data center remains strong.

              Number of Contracts for Connectivity Services
 --------------------------------------------------------------------
                             December 31,   December 31,       YoY
                                2008           2007           Change
 --------------------------------------------------------------------
 Connectivity Services
  (Corporate Use)               47,277        24,877         22,400
 --------------------------------------------------------------------
  IP Service (-99Mbps)             936           805            131
 --------------------------------------------------------------------
  IP Service
  (100Mbps-999Mbps)                223           191             32
 --------------------------------------------------------------------
  IP Service (1Gbps-)               82            61             21
 --------------------------------------------------------------------
  IIJ Data Center
   Connectivity Service            301           293              8
 --------------------------------------------------------------------
  IIJ FiberAccess/F and
   IIJ DSL/F                    25,295        21,573          3,722
 --------------------------------------------------------------------
  Others                        20,440         1,954         18,486
 --------------------------------------------------------------------
 Connectivity Services
  (Home Use)                   450,708       481,352        (30,644)
 --------------------------------------------------------------------
  Under IIJ Brand               47,327        51,820         (4,493)
 --------------------------------------------------------------------
  hi-ho                        183,416       190,808         (7,392)
 --------------------------------------------------------------------
  OEM1(3)                      219,965       238,724        (18,759)
 --------------------------------------------------------------------
 Total Contracted Bandwidth   476.6 Gbps    346.0 Gbps     130.6 Gbps
 --------------------------------------------------------------------

   Connectivity and Outsourcing Services Revenues Breakdown and Cost
 --------------------------------------------------------------------
                           Nine months       Nine months       YoY %
                       ended Dec 31, 2008 ended Dec 31, 2007  change
 --------------------------------------------------------------------
                           JPY millions      JPY millions
 Connectivity Service
  (Corporate Use)                9,706             9,005        7.8%
 --------------------------------------------------------------------
   IP Service(4)                 6,923             6,682        3.6%
 --------------------------------------------------------------------
   IIJ FiberAccess/F and
    IIJ DSL/F                    2,158             1,959       10.2%
 --------------------------------------------------------------------
   Others                          625               363       71.9%
 --------------------------------------------------------------------
 Connectivity Service
  (Home Use)                     4,859             3,808       27.6%
 --------------------------------------------------------------------
   Under IIJ Brand                 762               831       (8.3%)
 --------------------------------------------------------------------
   hi-ho                         3,682             2,537       45.1%
 --------------------------------------------------------------------
   OEM                             415               440       (5.6%)
 --------------------------------------------------------------------
 Outsourcing Services           11,376            10,043       13.3%
 --------------------------------------------------------------------
  Total Connectivity and
  Outsourcing Services          25,941            22,856       13.5%
 --------------------------------------------------------------------
 Cost of Connectivity
  and Outsourcing Services      21,851            19,005       15.0%
 --------------------------------------------------------------------
 Backbone Cost (included
  in the cost of Connectivity
  and Outsourcing Service)       2,776             2,574        7.9%
 --------------------------------------------------------------------
 Connectivity and Outsourcing
  Services Gross Margin Ratio    15.8%            16.8%         --
 --------------------------------------------------------------------

SI

One-time revenues from systems construction decreased by 20.8% YoY while recurring revenues from systems operation and maintenance increased by 21.8% YoY.

Order backlog as of December 31, 2008 and order received for the nine months ended December 31, 2008 for SI and equipment sales were JPY13,544 million (down 16.6% YoY) and JPY22,465 million (down 30.4% YoY), respectively. The order backlog and order received for systems construction including equipment sales was JPY4,236 million (down 42.8% YoY) and JPY10,214 million (down 42.7% YoY), respectively. The order backlog and order received for systems operation and maintenance were JPY9,307 million (up 5.4% YoY) and JPY12,252 million (down 15.2% YoY), respectively.

                       SI Revenue Breakdown and Cost
 --------------------------------------------------------------------
                         Nine months ended   Nine months ended  YoY %
                          Dec 31, 2008         Dec 31, 2007    change
 --------------------------------------------------------------------
                          JPY millions          JPY millions
 SI Revenues                  24,105               24,213      (0.4%)
 --------------------------------------------------------------------
  Systems Construction        10,014               12,641     (20.8%)
 --------------------------------------------------------------------
  Systems Operation and
   Maintenance                14,091               11,572      21.8%
 --------------------------------------------------------------------
 Cost of SI                   18,504               18,558      (0.3%)
 --------------------------------------------------------------------
 SI Gross Margin Ratio          23.2%               23.4%       --
 --------------------------------------------------------------------

                Order Backlog for SI and Equipment Sales
 --------------------------------------------------------------------
                         December 31,          December 31,   YoY %
                             2008                  2007       Change
 --------------------------------------------------------------------
                         JPY millions          JPY millions
 SI and Equipment Sales
  Order Backlog              13,544               16,242      (16.6%)
 --------------------------------------------------------------------

Equipment Sales

                     Equipment Sales Revenue and Cost
 --------------------------------------------------------------------
                         Nine months ended   Nine months ended  YoY %
                            Dec 31, 2008       Dec 31, 2007    change
 --------------------------------------------------------------------
                            JPY millions       JPY millions
 Equipment Sales Revenues      726                1,280       (43.3%)
 --------------------------------------------------------------------
 Cost of Equipment Sales       639                1,098       (41.8%)
 --------------------------------------------------------------------
 Equipment Sales Gross
  Margin Ratio                12.0%                14.2%          --
 --------------------------------------------------------------------

ATM Operation Business

                ATM Operation Business Revenue and Cost
 --------------------------------------------------------------------
                         Nine months ended   Nine months ended  YoY %
                           Dec 31, 2008        Dec 31, 2007    change
 --------------------------------------------------------------------
                         JPY millions          JPY millions
 ATM Operation Business
  Revenues                        17                     --      --
 --------------------------------------------------------------------
 Cost of ATM Operation
  Business                       261                     --      --
 --------------------------------------------------------------------

Segment Information

Operating Revenues

                                                 Nine months ended
                                                    Dec. 31, 2008
 --------------------------------------------------------------------
                                                   JPY millions
 Network services and Systems
  Integration Business                                   50,935
 --------------------------------------------------------------------
  External Customers                                     50,772
 --------------------------------------------------------------------
  Inter-Segment                                             163
 --------------------------------------------------------------------
 ATM Operation Business                                      17
 --------------------------------------------------------------------
  External Customers                                         17
 --------------------------------------------------------------------
  Inter-Segment                                              --
 --------------------------------------------------------------------
 Elimination                                                163
 --------------------------------------------------------------------
 Consolidated                                            50,789
 --------------------------------------------------------------------

Operating Income (losses)

 --------------------------------------------------------------------
                                                 Nine months ended
                                                    Dec 31, 2008
 --------------------------------------------------------------------
                                                    JPY millions
 Network services and Systems Integration
  Business                                                2,326
 --------------------------------------------------------------------
  ATM Operation Business                                   (456)
 --------------------------------------------------------------------
  Elimination                                                26
 --------------------------------------------------------------------
  Consolidated                                            1,844
 --------------------------------------------------------------------

Full FY2008 and Mid-term Financial Targets

Full FY2008 Financial Target

The Japanese economy has further deteriorated from the second half of FY2008 and there were large drops in corporate earnings and capital expenditures.

For IIJ group, although our recurring revenues are steadily increasing, our one-time revenues from systems construction will be affected by the further tightening SI investments from the third quarter of this year. Taking into consideration the amount of SI order received in the third quarter and its order backlogs as of December 31, 2008, we will revise downward our full FY2008 financial targets from the target announced on October 24, 2008.

We estimate full year consolidated revenue of JPY69,300 million as systems construction revenues will be lower than our initial expectations. Operating income of JPY2,800 million as gross margin will decrease with the decrease in revenues even with the reduction in costs such as SI outsourcing related. Income before income tax expenses of JPY1,900 million with the decrease in operating income. Net income of JPY1,300 million as deferred tax benefit expected in 4Q08 will decrease by approximately JPY400 million reflecting the result of income before income tax expenses for the nine months ended December 31, 2008.

Mid-term Financial Target

The IIJ group targets its mid-term target beginning from FY2008 to achieve over JPY100 billion in revenues and JPY10 billion in operating income by March 2011. However, mainly due to the decrease in systems integration revenues affected by the deteriorating Japanese economy from 3Q08, we are unlikely to achieve our initial target for this fiscal year announced on May 15, 2008 and we think we are approximately 1 year behind against our mid-term target. The tightened SI investments may further affect our revenue and we recognize it would be difficult for us to achieve our mid-term target by March 2011 in the current situation.

Nevertheless, we are certain our position and our competitiveness in the Japanese ICT market has not changed and the need to facilitate the use of ICT and to improve work efficiency are essential in the mid- and long-term, thus we will continue to make effort to achieve our mid-term target by continuously increasing our current business together with new businesses seeded in FY2007. However, the timing of when we will reach our mid-term target depends strongly on economic recovery.

Presentation

Presentation Materials will be posted on our web site (http://www.iij.ad.jp/en/IR/) on February 12, 2009.

About Internet Initiative Japan Inc.

Founded in 1992, IIJ is one of Japan's leading Internet-access and comprehensive network solutions providers. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. IIJ's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design. Moreover, IIJ has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ was listed on the U.S. NASDAQ Stock Market in 1999 and on the First Section of the Tokyo Stock Exchange in 2006.

The Internet Initiative Japan Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4613

For inquiries, contact:

 YUKO KAZAMA
 IIJ Investor Relations Office
 Tel: +81-3-5259-6500 E-mail: ir@iij.ad.jp
 URL: http://www.iij.ad.jp /en/IR

Statements made in this press release regarding IIJ's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements that are based on IIJ's and managements' current expectations, assumptions, estimates and projections about its business and the industry. These forward-looking statements, such as statements regarding FY2008 revenues and operating and net profitability, are subject to various risks, uncertainties and other factors that could cause IIJ's actual results to differ materially from those contained in any forward-looking statement. These risks, uncertainties and other factors include: IIJ's ability to maintain and increase revenues from higher-margin services such as systems integration and outsourcing services; the possibility that revenues from connectivity services may decline substantially as a result of competition and other factors; the ability to compete in a rapidly evolving and competitive marketplace; the impact on IIJ's profits of fluctuations in costs such as backbone costs and subcontractor costs; the impact on IIJ's profits of fluctuations in the price of available-for-sale securities; the impact of technological changes in its industry; IIJ's ability to raise additional capital to cover its indebtedness; the possibility that NTT, IIJ's largest shareholder, may decide to exercise substantial influence over IIJ; and other risks referred to from time to time in IIJ's filings on Form 20-F of its annual report and other filings with the United States Securities and Exchange Commission.

 (1)  Unless otherwise stated, all financial figures discussed in this announcement are prepared in accordance with U.S. GAAP. All financial figures are unaudited and consolidated. The
      translations of Japanese yen into U.S. dollars are solely for the convenience of readers outside of Japan. The rate used for the translation was JPY90.79 per US$1.00, which was the noon buying rate on December 31, 2008.
 (2)  From 1Q08, we have disclosed revenues and costs related to ATM
      Operation Business.
 (3)  OEM services provided to other service providers.
 (4)  IP Service revenues include revenues from the Data Center
      Connectivity Service.

                       Internet Initiative Japan Inc.
                       ------------------------------
            Quarterly Consolidated Balance Sheets (Unaudited)
            -------------------------------------------------
              (As of December 31, 2008 and March 31, 2008)

 --------------------------------------------------------------------

                      As of December 31, 2008    As of March 31, 2008
 --------------------------------------------------------------------
                        Thousands  Thousands   %   Thousands     %
                         of U.S.    of  JPY         of JPY
                         Dollars
 --------------------------------------------------------------------
  ASSETS

  CURRENT ASSETS:

   Cash and cash
    equivalents          98,639    8,955,447        11,470,980

  Short term
   investments              --            --            12,181

   Accounts
    receivable,
    net of allowance
    for doubtful
    accounts of
    JPY 32,321
    thousand and
    JPY 24,677
    thousand at
    December 31,
    2008 and March
    31, 2008,
    respectively        105,412    9,570,348        12,255,163

   Inventories           17,819    1,617,815         1,184,160

   Prepaid expenses      26,811    2,434,191         2,005,274

   Other current
   assets, net of
   allowance for
   doubtful accounts
   of JPY 10,170
   thousand and
   JPY 7,470 thousand
   at December 31,
   2008 and March
   31, 2008,
   respectively          18,005    1,634,596         1,557,869
                        --------------------        ----------

   Total current
    assets              266,686   24,212,397  46.1  28,485,627   51.1

   INVESTMENTS IN
    AND ADVANCES
    TO EQUITY
    METHOD INVESTEES,
    net of loan loss
    valuation allowance
    of JPY 16,701
    thousand at December
    31,2008 and March
    31, 2008,
    respectively         10,965      995,494   1.9     991,237    1.8

   OTHER INVESTMENTS     22,363    2,030,317   3.8   2,363,770    4.2

   PROPERTY AND EQUIPMENT,
    net of accumulated
    depreciation and
    amortization of
    JPY 16,611,464
    thousand and JPY
    14,029,785 thousand
    at December 31,
    2008 and March 31,
    2008, respectively  152,059   13,805,470  26.2  11,740,210   21.1

   GOODWILL              27,616    2,507,258   4.8   2,507,258    4.5

   OTHER INTANGIBLE
    ASSETS -- Net        36,773    3,338,633   6.4   3,400,117    6.1

   GUARANTEE DEPOSITS    23,006    2,088,738   4.0   2,037,165    3.7

   OTHER ASSETS, net
    of allowance for
    doubtful accounts
    of JPY 70,285
    thousand and
    JPY 64,796 thousand
    at December 31, 2008
    and March 31, 2008,
    respectively         39,432    3,579,988   6.8   4,177,162    7.5
                        --------------------        ----------
   TOTAL                578,900   52,558,295 100.0  55,702,546  100.0
                        --------------------        ----------

 ---------------------------------------------------------------------
                       As of December 31, 2008    As of March 31, 2008
 ---------------------------------------------------------------------
                       Thousands  Thousands    %    Thousands      %
                        of U.S.    of JPY           of JPY
                        Dollars
 ---------------------------------------------------------------------
 LIABILITIES AND
  SHAREHOLDERS' EQUITY

 CURRENT LIABILITIES:
  Short-term
   borrowings          85,913    7,800,000           9,150,000

  Capital lease
   obligations --
   current portion     39,406    3,577,629           3,455,948

  Accounts payable     61,354    5,570,313           7,895,238

  Accrued expenses     13,231    1,201,241             994,138

  Accrued retirement
  and pension costs
  -- current              126       11,436              11,436

  Deferred income      20,767    1,885,443           1,552,896

  Other current
   liabilities          4,745      430,817             864,366
                      --------------------          ----------

   Total current
    liabilities       225,541   20,476,879   39.0   23,924,022   42.9

 CAPITAL LEASE
  OBLIGATIONS --
  Noncurrent           59,112    5,366,787   10.2    4,738,359    8.5

 ACCRUED RETIREMENT
  AND PENSION COSTS
    -- Noncurrent      14,285    1,296,904    2.5    1,101,951    2.0

 OTHER NONCURRENT
  LIABILITIES          11,030    1,001,377    1.9      663,399    1.2
                      --------------------          ----------
  Total Liabilities   309,968   28,141,947   53.6   30,427,731   54.6
                      --------------------          ----------

 MINORITY INTEREST        381       34,618   (0.0)     294,102    0.6
                      --------------------          ----------
 COMMITMENTS AND
 CONTINGENCIES

 SHAREHOLDERS'
  EQUITY:

  Common-stock --
   authorized,
   377,600
   shares;
   issued and
   outstanding,
   206,478 shares
   at December
   31, 2008 and
   March 31, 2008     185,415   16,833,847   32.0   16,833,847   30.2

 Additional
  paid-in capital     304,127   27,611,737   52.5   27,611,737   49.6

 Accumulated deficit (216,038) (19,614,123) (37.3) (19,555,489) (35.1)

 Accumulated other
  comprehensive
  income (loss)        (1,643)    (149,176)  (0.2)      90,618    0.1

 Treasury stock --
  2,745 shares
  held by
  the company
  at December 31,
  2008                 (3,310)    (300,555)  (0.6)          --     --
                      --------------------          ----------
 Total
  shareholders'
  equity              268,551   24,381,730   46.4   24,980,713   44.8
                      --------------------          ----------
 TOTAL                578,900   52,558,295  100.0   55,702,546  100.0
                      --------------------          ----------
 ---------------------------------------------------------------------
 (Note1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 90.79 which was the noon buying rate in New York City for cable transfers in foreign
         currencies as certified for customs purposes by the Federal
         Reserve Bank of New York prevailing as of December 31, 2008.

 (Note2) The above presentation as of December 31, 2007 has been changed to conform to the presentation as of December 31,
         2008.

                      Internet Initiative Japan Inc.
                      ------------------------------
          Quarterly Consolidated Statements of Income (Unaudited)
          -------------------------------------------------------
       (Nine Months ended December 31, 2008 and December 31, 2007)

 --------------------------------------------------------------------
                     Nine Months Ended             Nine Months Ended
                       Dec. 31, 2008                 Dec. 31, 2007
 --------------------------------------------------------------------
               Thousands   Thousands    % of      Thousands   % of
                 of U.S.    of JPY      total      of JPY     total
                Dollars                revenues              revenues
 --------------------------------------------------------------------
 REVENUES:
  Connectivity
   and
   outsourcing
   services:

 Connectivity
  (corporate
  use)           106,905     9,705,875            9,004,721

 Connectivity
  (home use)      53,520     4,859,054            3,807,989

 Outsourcing
  services       125,299    11,375,933           10,042,896
               -----------------------          -----------

 Total           285,724    25,940,862           22,855,606
 Systems
  integration:

 Systems
  Construction   110,299    10,014,019           12,641,135

 Systems
  Operation
  and
  Maintenance    155,205    14,091,056           11,572,362
               -----------------------          -----------
 Total           265,504    24,105,075           24,213,497

 Equipment
  sales            7,994       725,801            1,280,303

 ATM operation
  business           190        17,265                   --
               -----------------------          -----------
 Total
  revenues       559,412    50,789,003  100.0    48,349,406    100.0
               -----------------------          -----------
 COST AND
  EXPENSES:

 Cost of
  connectivity
  and
  outsourcing
  services       240,681    21,851,462           19,005,171

 Cost of
  systems
  integration    203,810    18,503,892           18,558,164

 Cost of
  equipment
  sales            7,039       639,053            1,098,267

 Cost of ATM
  operation
  business         2,870       260,587                   --
               -----------------------          -----------
 Total cost      454,400    41,254,994   81.3    38,661,602     80.0
 Sales and
  marketing       38,617     3,506,005    6.9     3,151,505      6.5

 General and
  administra-
  tive            43,699     3,967,468    7.8     3,404,620      7.0

 Research and
  development      2,381       216,194    0.4       179,488      0.4
               -----------------------          -----------
 Total cost
  and expenses   539,097    48,944,661   96.4    45,397,215     93.9
               -----------------------          -----------
 OPERATING
  INCOME          20,315     1,844,342    3.6     2,952,191      6.1
               -----------------------          -----------
 OTHER INCOME
  (EXPENSE):

 Interest
  income             358        32,542               40,244

 Interest
  expense         (3,416)     (310,146)            (329,047)

 Foreign
  exchange
  gains (loss)      (105)       (9,529)               2,330

 Net gains on
  sales of
  other
  investments        195        17,680              217,957

 Losses on
  write-down
  of other
  investments     (3,626)     (329,216)            (184,278)

 Other -- net        (39)       (3,513)              15,409
               -----------------------          -----------
 Other income
  (expense)
  -- net          (6,633)     (602,182)  (1.2)     (237,385)    (0.5)
               -----------------------          -----------
 INCOME FROM
  OPERATIONS
  BEFORE INCOME
  TAX EXPENSE
  (BENEFIT),
  MINORITY
  INTERESTS AND
  EQUITY IN NET
  INCOME
  (LOSS) OF
  EQUITY METHOD
  INVESTEES       13,682     1,242,160    2.4     2,714,806      5.6
 INCOME TAX
  EXPENSE
 (BENEFIT)        13,134     1,192,429    2.3    (1,413,102)    (2.9)
 MINORITY
  INTERESTS IN
  LOSSES OF
  SUBSIDIARIES     2,858       259,484    0.5        51,606      0.1
 EQUITY IN NET
  INCOME (LOSS)
  OF EQUITY
  METHOD
  INVESTEES          497        45,107    0.1       (91,523)    (0.1)
               -----------------------          -----------
 NET INCOME        3,903       354,322    0.7     4,087,991      8.5
 --------------------------------------------------------------------

 --------------------------------------------------------------------
                                  Nine Months        Nine Months
                                     Ended              Ended
                              December 31, 2008   December 31, 2007
 --------------------------------------------------------------------
 NET INCOME PER SHARE

 BASIC WEIGHTED-AVERAGE
  NUMBER OF SHARES
 (shares)                             206,023             206,161
 DILUTED WEIGHTED-
  AVERAGE NUMBER
   OF SHARES (shares)                 206,063             206,432
 BASIC WEIGHTED-AVERAGE
  NUMBER OF ADS
  EQUIVALENTS (ADSs)               82,409,084          82,400,774
 DILUTED WEIGHTED-
  AVERAGE NUMBER
  OF ADS EQUIVALENTS
  (ADSs)                           82,425,011          82,491,200
 BASIC NET INCOME
  PER SHARE
   (U.S. Dollars
    / JPY / JPY)         18.94       1,719.82           19,829.12
 DILUTED NET INCOME
  PER SHARE
  (U.S. Dollars
   / JPY / JPY)          18.94       1,719.48           19,803.09
 BASIC NET INCOME
  PER ADS EQUIVALENT
  (U.S. Dollars /
  JPY / JPY)              0.05           4.30               42.20
 DILUTED NET INCOME
  PER ADS EQUIVALENT
  (U.S. Dollars /
  JPY / JPY)              0.05           4.30               42.14
 --------------------------------------------------------------------

 (Note1)  The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 90.79 which was the noon buying rate in New York City for cable transfers in foreign
          currencies as certified for customs  purposes by the
          Federal Reserve Bank of New York prevailing as of
          December 31, 2008.

 (Note2)  The above presentation for the nine months ended December
          31, 2007 has been changed to conform to the presentation
          for the nine months ended December 31, 2008.

                    Internet Initiative Japan Inc.
                    ------------------------------
      Quarterly Consolidated Statements of Cash Flows (Unaudited)
      -----------------------------------------------------------
      (Nine Months ended December 31, 2008 and December 31, 2007)

  --------------------------------------------------------------------
                                         Nine Months        Nine Months
                                           Ended               Ended
                                          Dec. 31,            Dec. 31,
                                            2008               2007
                                   -----------------------------------
                                    Thousands    Thousands   Thousands
                                     of U.S.      of JPY      of JPY
                                     Dollars
  --------------------------------------------------------------------
  OPERATING ACTIVITIES:
    Net income                           3,903     354,322   4,087,991
    Adjustments to reconcile net
     income to net cash provided by
     operating activities:
      Depreciation and amortization     43,547   3,953,643   3,481,394
      Provision for retirement and
       pension costs, less payments      2,147     194,953     128,371
      Provision for (reversal of)
       allowance for doubtful
       accounts and advances               196      17,752      (7,069)
      Loss on disposal of property
       and equipment                     1,804     163,772      15,682
      Net gains on sales of other
       investments                        (195)    (17,680)   (217,957)
      Losses on write-down of other
       investments                       3,626     329,216     184,278
      Foreign exchange losses              229      20,828       3,955
      Equity in net loss (income)
       of equity method investees
       (net of dividend)                  (162)    (14,727)     91,523
      Minority interests in losses
       of subsidiaries                  (2,858)   (259,484)    (51,606)
      Deferred income tax expense
       (benefit)                        10,708     972,197  (1,790,391)
      Others                                22       1,972          --
    Changes in operating assets and
     liabilities net of effects
     from acquisition of business
     and a company:
      Decrease (increase) in
       accounts receivable              29,257   2,656,278 (2,121,457)
      Increase in inventories,
       prepaid expenses and other
       current and noncurrent
       assets                          (13,755) (1,248,854) (1,351,187)
      Decrease in accounts payable     (23,375) (2,122,235) (1,625,227)
      Increase (decrease) in
       accrued expenses, other
       current and noncurrent
       liabilities                       3,843     348,914    (373,793)

  --------------------------------------------------------------------
        Net cash provided by
         operating activities           58,937   5,350,867     454,507
  --------------------------------------------------------------------
  INVESTING ACTIVITIES:
    Purchase of property and
     equipment                         (29,332) (2,663,014) (1,614,994)
    Purchase of available-for-sale
     securities                         (1,101)    (99,992)   (517,275)
    Purchase of short-term and
     other investments                  (1,380)   (125,264)   (231,974)
    Investment in equity method
     investee                               --          --    (250,389)
    Purchases of subsidiary stock
     from minority shareholders             --          --   (1,975,123)
    Proceeds from sales of
     available-for-sale securities          --          --     616,920
    Proceeds from sales and
     redemption of short-term and
     other investments                     539      48,882      20,579
    Acquisition of a newly
     controlled company, net of
     cash acquired                          --          --    (788,608)
    Payments of guarantee deposits        (913)    (82,904)   (287,720)
    Refund of guarantee deposits           301      27,349       8,396
    Payments for refundable
     insurance policies                   (424)    (38,504)    (36,456)
    Refund from insurance policies          81       7,382          --
    Other                                   (1)        (53)     (6,698)
  --------------------------------------------------------------------
      Net cash used in investing
       activities                      (32,230) (2,926,118) (5,063,342)
  --------------------------------------------------------------------

  --------------------------------------------------------------------
                                         Nine Months        Nine Months
                                           Ended               Ended
                                          Dec. 31,            Dec. 31,
                                            2008               2007
                                   -----------------------------------
                                    Thousands    Thousands   Thousands
                                     of U.S.      of JPY      of JPY
                                     Dollars
  --------------------------------------------------------------------
  FINANCING ACTIVITIES:
    Proceeds from issuance of
     short-term borrowings with
     initial maturities over
     three months                      115,651  10,500,000  15,900,000
    Repayments of short-term
     borrowings with initial
     maturities over three months
     and long-term borrowings         (127,217)(11,550,000)(15,540,000)
    Principal payments under
     capital leases                    (31,366) (2,847,726) (2,564,142)
    Net increase (decrease) in
     short-term borrowings with
     initial maturities less than
     three months                       (3,304)   (300,000)  2,950,000
    Dividends paid                      (4,548)   (412,956)   (461,309)
    Payments for acquisition of
      treasury stock                    (3,310)   (300,555)         --
  --------------------------------------------------------------------
      Net cash provided by (used
       in) financing activities        (54,094) (4,911,237)    284,549
  --------------------------------------------------------------------
      EFFECT OF EXCHANGE RATE
       CHANGES ON CASH AND CASH
       EQUIVALENTS                        (320)    (29,045)    (15,811)

    NET DECREASE IN CASH AND CASH
     EQUIVALENTS                       (27,707) (2,515,533) (4,340,097)
    CASH AND CASH EQUIVALENTS,
     BEGINNING OF THE PERIOD           126,346  11,470,980  13,554,544
  --------------------------------------------------------------------
      CASH AND CASH EQUIVALENTS,
       END OF THE PERIOD                98,639   8,955,447   9,214,447
  --------------------------------------------------------------------

  --------------------------------------------------------------------
  ADDITIONAL CASH FLOW INFORMATION:
    Interest paid                        3,411     309,719     329,316
    Income tax paid                      8,533     774,751     933,930

  NONCASH INVESTING AND FINANCING
   ACTIVITIES:
    Acquisition of assets by
     entering into capital leases       40,592   3,685,356   2,917,146
    Purchase of minority interests
     of consolidated subsidiaries
     through share exchanges                --          --   1,012,520

  ACQUISITION OF BUSINESS AND A
   COMPANY:
    Assets acquired                         --          --   2,319,277
    Cash paid                               --          --  (1,715,450)
    Liabilities assumed                     --          --     367,989
    Minority interests assumed              --          --     235,838
  --------------------------------------------------------------------

  (Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 90.79 which was the noon buying rate in New York City for cable transfers in foreign
           currencies as certified for customs purposes by the Federal
           Reserve Bank of New York prevailing as of December 31, 2008.

  (Note 2) The above presentation for the nine months December 31,
           2007 has been changed to conform to the presentation for
           the nine months ended December 31, 2008.

3rd Quarter FY2008 Consolidated Financial Results (3 months)

The following tables are highlight data of 3rd Quarter FY2008 consolidated financial results (unaudited, from October 1, 2008 to December 31, 2008).

                        Operating Results Summary
 ---------------------------------------------------------------------
                                   3Q08           3Q07          YoY
                                                              Change
 ---------------------------------------------------------------------
                              JPY millions    JPY millions
 Total Revenues:                  17,535            18,359     (4.5%)
 ---------------------------------------------------------------------
     Connectivity and
      Outsourcing Services         8,940             8,049     11.1%
 ---------------------------------------------------------------------
     SI                            8,388             9,911    (15.4%)
 ---------------------------------------------------------------------
     Equipment Sales                 201               399    (49.4%)
 ---------------------------------------------------------------------
     ATM Operation Business            6                --       --
 ---------------------------------------------------------------------
 Cost of Revenues:                14,170            14,851     (4.6%)
 ---------------------------------------------------------------------
     Connectivity and
      Outsourcing Services         7,510             6,738     11.5%
 ---------------------------------------------------------------------
     SI                            6,326             7,771    (18.6%)
 ---------------------------------------------------------------------
     Equipment Sales                 174               342    (49.0%)
 ---------------------------------------------------------------------
     ATM Operation Business          160                --       --
 ---------------------------------------------------------------------
 SG&A Expenses and R&D             2,526             2,372      6.5%
 ---------------------------------------------------------------------
 Operating Income                    839             1,136    (26.2%)
 ---------------------------------------------------------------------
 Income before Income
  Tax Expense                        476             1,017    (53.2%)
 ---------------------------------------------------------------------
 Net Income (Loss)                   (13)              611    (10.2%)
 ---------------------------------------------------------------------

   Connectivity and Outsourcing Services Revenues Breakdown and Cost
 ---------------------------------------------------------------------
                                  3Q08           3Q07           YoY
                                                              Change
 ---------------------------------------------------------------------
                              JPY millions    JPY millions
 Connectivity and
  Outsourcing Services
  Revenues                         8,940             8,049     11.1%
 ---------------------------------------------------------------------
   Connectivity Service
    (Corporate Use)                3,378             3,023     11.7%
 ---------------------------------------------------------------------
       IP Service                  2,358             2,239      5.3%
 ---------------------------------------------------------------------
       IIJ FiberAccess/F
        and IIJ DSL/F                725               680      6.6%
 ---------------------------------------------------------------------
       Others                        295               104    183.4%
 ---------------------------------------------------------------------
   Connectivity Service
    (Home Use)                     1,648             1,513      8.9%
 ---------------------------------------------------------------------
       Under IIJ Brand               251               271     (7.7%)
 ---------------------------------------------------------------------
       hi-ho                       1,257             1,118     12.4%
 ---------------------------------------------------------------------
       OEM                           140               124     13.7%
 ---------------------------------------------------------------------
   Outsourcing Services            3,914             3,513     11.4%
 ---------------------------------------------------------------------
 Cost of Connectivity
  and Outsourcing Services         7,510             6,738     11.5%
 ---------------------------------------------------------------------
   Backbone Cost (included
    in the cost of
    Connectivity and
    Outsourcing Service)             930               905      2.7%
 ---------------------------------------------------------------------
 Connectivity and Outsourcing
  Services Gross Margin Ratio       16.0%             16.3%      --
 ---------------------------------------------------------------------

                       SI Revenue Breakdown and Cost
 ---------------------------------------------------------------------
                                  3Q08           3Q07           YoY
                                                              Change
 ---------------------------------------------------------------------
                              JPY millions    JPY millions
 SI Revenues                       8,388             9,911    (15.4%)
 ---------------------------------------------------------------------
   Systems Construction            3,724             5,920    (37.1%)
 ---------------------------------------------------------------------
   Systems Operation
    and Maintenance                4,664             3,991     16.8%
 ---------------------------------------------------------------------
 Cost of SI                        6,326             7,771    (18.6%)
 ---------------------------------------------------------------------
 SI Gross Margin Ratio              24.6%             21.6%      --
 ---------------------------------------------------------------------

                     Equipment Sales Revenue and Cost
 ---------------------------------------------------------------------
                                  3Q08           3Q07          YoY
                                                              Change
 ---------------------------------------------------------------------
                              JPY millions    JPY millions
 Equipment Sales Revenues            201               399   (49.4%)
 ---------------------------------------------------------------------
 Cost of Equipment Sales             174               342   (49.0%)
 ---------------------------------------------------------------------
 Equipment Sales Gross
  Margin Ratio                      13.6%             14.3%     --
 ---------------------------------------------------------------------

                  ATM Operation Business Revenue and Cost
 ---------------------------------------------------------------------
                                  3Q08           3Q07          YoY
                                                              Change
 ---------------------------------------------------------------------
                              JPY millions    JPY millions
 ATM Operation Business
  Revenues                             6                --      --
 ---------------------------------------------------------------------
 Cost of ATM
  Operation Business                 160                --      --
 ---------------------------------------------------------------------

                         Other Financial Statistics
 ---------------------------------------------------------------------
                                  3Q08           3Q07          YoY
                                                              Change
 ---------------------------------------------------------------------
                              JPY millions    JPY millions
 Adjusted EBITDA                   2,194             2,379    (7.8%)
 ---------------------------------------------------------------------
 CAPEX, including
  capital leases                   1,832             1,242     47.5%
 ---------------------------------------------------------------------
 Depreciation and
  amortization                     1,355             1,243      9.0%
 ---------------------------------------------------------------------

Reconciliation of Non-GAAP Financial Measures

The following table summarizes the reconciliation of adjusted EBITDA to net income in our consolidated statements of income that are prepared in accordance with U.S. GAAP.

                             Adjusted EBITDA
 ---------------------------------------------------------------------
                                    3Q08             3Q07
 ---------------------------------------------------------------------
                              JPY millions    JPY millions
 Adjusted EBITDA                   2,194             2,379
 ---------------------------------------------------------------------
 Depreciation and
  Amortization                    (1,355)           (1,243)
 ---------------------------------------------------------------------
 Operating Income                    839             1,136
 ---------------------------------------------------------------------
 Other Income (Expense)             (363)             (119)
 ---------------------------------------------------------------------
 Income Tax Expense                  653               392
 ---------------------------------------------------------------------
 Minority Interests
  in Losses of Subsidiaries          120                27
 ---------------------------------------------------------------------
 Equity in Net Income
  (Loss) of Equity Method
  Investees                           44               (42)
 ---------------------------------------------------------------------
 Net Income (Loss)                   (13)              611
 ---------------------------------------------------------------------

The following table summarizes the reconciliation of capital expenditures to the purchase of property and equipment in our consolidated statements of cash flows that are prepared and presented in accordance with U.S. GAAP.

                                  CAPEX
 ---------------------------------------------------------------------
                                    3Q08              3Q07
 ---------------------------------------------------------------------
                               JPY millions    JPY millions
 CAPEX, including capital
  leases                           1,832             1,242
 ---------------------------------------------------------------------
    Acquisition of Assets
     by Entering into
     Capital Leases                  917               619
 ---------------------------------------------------------------------
    Purchase of Property
     and Equipment                   915               623
 ---------------------------------------------------------------------

                    Internet Initiative Japan Inc.
                    ------------------------------
        Quarterly Consolidated Statements of Income (Unaudited)
        -------------------------------------------------------
     (Three Months ended December 31, 2008 and December 31, 2007)

  --------------------------------------------------------------------
                            Three Months Ended      Three Months Ended
                             December 31, 2008       December 31, 2007
                       -----------------------------------------------
                       Thousands  Thousands % of     Thousands  % of
                        of U.S.      of     total       of      total
                        Dollars     JPY    revenues    JPY    revenues
  --------------------------------------------------------------------
  REVENUES:
   Connectivity and
    outsourcing
    services:
    Connectivity
     (corporate use)     37,208   3,378,154          3,023,437
    Connectivity
     (home use)          18,150   1,647,803          1,513,141
    Outsourcing
     services            43,107   3,913,676          3,512,322
                       --------  ----------         ----------
     Total               98,465   8,939,633          8,048,900
   Systems integration:
    Systems
     Construction        41,019   3,724,073          5,920,223
    Systems Operation
     and Maintenance     51,365   4,663,447          3,991,086
                       --------  ----------         ----------
     Total               92,384   8,387,520          9,911,309
   Equipment sales        2,222     201,714            398,953
    ATM operation
     business                69       6,295                 --
                       --------  ----------         ----------
     Total revenues     193,140  17,535,162   100.0 18,359,162   100.0
                       --------  ----------         ----------

  COST AND EXPENSES:
   Cost of connectivity
    and outsourcing
    services             82,719   7,510,069          6,737,501
   Cost of systems
    integration          69,673   6,325,592          7,771,305
   Cost of equipment
    sales                 1,919     174,212            341,881
   Cost of ATM
    operation business    1,769     160,603                 --
                       --------  ----------         ----------
     Total cost         156,080  14,170,476    80.8 14,850,687    80.9
   Sales and marketing   12,721   1,154,972     6.6  1,124,352     6.1
   General and
    administrative       14,300   1,298,297     7.4  1,184,997     6.5
   Research and
    development             799      72,517     0.4     63,043     0.3
                       --------  ----------         ----------
     Total cost and
      expenses          183,900  16,696,262    95.2 17,223,079    93.8
                       --------  ----------         ----------
  OPERATING INCOME        9,240     838,900     4.8  1,136,083     6.2
                       --------  ----------         ----------
  OTHER INCOME
   (EXPENSE):
   Interest income           69       6,299              8,689
   Interest expense      (1,143)   (103,739)          (113,769)
   Foreign exchange
    gains (loss)           (149)    (13,527)             1,407
   Gains on sales of
    other investments       195      17,680              4,427
   Losses on write-down
    of other
    investments          (2,953)   (268,124)           (20,222)
   Other--net               (15)     (1,379)               707
                       --------  ----------         ----------
     Other income
      (expense) -- net   (3,996)   (362,790)   (2.1)  (118,761)   (0.7)
                       --------  ----------         ----------
  INCOME FROM
   OPERATIONS BEFORE
   INCOME TAX EXPENSE,
   MINORITY INTERESTS
   TAX EXPENSE,
   MINORITY INTERESTS
   AND EQUITY IN NET
   INCOME (LOSS) OF
   EQUITY METHOD
   INVESTEES              5,244     476,110     2.7  1,017,322     5.5
  INCOME TAX EXPENSE      7,196     653,305     3.7    391,731     2.1
  MINORITY INTERESTS
   IN LOSSES OF
   SUBSIDIARIES           1,318     119,691     0.7     27,394     0.1
  EQUITY IN NET INCOME
   (LOSS) OF EQUITY
   METHOD INVESTEES         488      44,272     0.2    (42,394)   (0.2)
                       --------  ----------         ----------
  NET INCOME (LOSS)        (146)    (13,232)   (0.1)   610,591     3.3
  --------------------------------------------------------------------

  --------------------------------------------------------------------
                               Three Months Ended   Three Months Ended
                                December 31, 2008    December 31, 2007
  --------------------------------------------------------------------
  NET INCOME (LOSS) PER SHARE
   BASIC WEIGHTED-AVERAGE
    NUMBER OF SHARES (shares)              205,117             206,478
   DILUTED WEIGHTED-AVERAGE
    NUMBER OF SHARES (shares)              205,117             206,839
   BASIC WEIGHTED-AVERAGE
    NUMBER OF ADS
    EQUIVALENTS (ADSs)                  82,046,830          82,591,200
   DILUTED WEIGHTED-AVERAGE
    NUMBER OF ADS
    EQUIVALENTS (ADSs)                  82,046,830          82,735,483
   BASIC NET INCOME (LOSS)
    PER SHARE (U.S.
    Dollars/JPY/JPY)             -0.71      (64.51)           2,957.17
   DILUTED NET INCOME
    (LOSS) PER SHARE
    (U.S. Dollars/JPY/JPY)       -0.71      (64.51)           2,952.01
   BASIC NET INCOME (LOSS) PER
    ADS EQUIVALENT (U.S.
    Dollars/JPY/JPY)              0.00       -0.16                7.39
   DILUTED NET INCOME (LOSS)
    PER ADS EQUIVALENT (U.S.
    Dollars/JPY/JPY)              0.00       -0.16                7.38
  --------------------------------------------------------------------

  (Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 90.79 which was the noon buying rate in New York City for cable transfers in foreign
           currencies as certified for customs purposes by the Federal
           Reserve Bank of New York prevailing as of December 31, 2008.

  (Note 2) The above presentation for the three months December 31,
           2007 has been changed to conform to the presentation for
           the three months ended December 31, 2008.

                    Internet Initiative Japan Inc.
                    ------------------------------
      Quarterly Consolidated Statements of Cash Flows (Unaudited)
      -----------------------------------------------------------
     (Three Months ended December 31, 2008 and December 31, 2007)

  --------------------------------------------------------------------
                         Three Months Ended        Three Months Ended
                         December 31, 2008          December 31, 2007
                     -------------------------------------------------
                     Thousands of    Thousands of     Thousands of
                     U.S. Dollars        JPY              JPY
  --------------------------------------------------------------------
  OPERATING
   ACTIVITIES:
   Net income (loss)         (146)        (13,232)             610,591
   Adjustments to
    reconcile net
    income (loss) to
    net cash provided
    by operating
    activities:
    Depreciation and
     amortization          14,919       1,354,538            1,242,764
    Provision for
     retirement and
     pension costs,           721          65,470               43,648
     less payments
    Provision for
     (reversal of)
     allowance for
     doubtful
     accounts and
     advances                 103           9,361               (2,145)
    Loss on disposal
     of property and
     equipment              1,410         128,044                4,158
    Gains on sales of
     other
     investments             (195)        (17,680)              (4,427)
    Losses on write-
     down of other
     investments            2,953         268,124               20,222
    Foreign exchange
     losses                   132          11,961                  558
    Equity in net
     loss (income) of
     equity method
     investees               (488)        (44,272)              42,394
    Minority
     interests in
     losses of
     subsidiaries          (1,318)       (119,691)             (27,394)
    Deferred income
     tax expense            6,545         594,214              179,046
    Others                      3             265                   --
   Changes in
    operating assets
    and liabilities
    net of effects
    from acquisition
    of business and a
    company:
    Decrease
     (increase) in
     accounts
     receivable             4,411         400,457           (2,697,964)
    Decrease
     (increase) in
     inventories,
     prepaid expenses      (9,222)       (837,254)             287,832
     and other
     current and
     noncurrent
     assets
    Increase
     (decrease) in
     accounts payable      (9,739)       (884,216)             558,649
    Increase in
     accrued
     expenses, other
     current and
     noncurrent
     liabilities            4,739         430,190               79,867
  --------------------------------------------------------------------
     Net cash
      provided by
      operating
      activities           14,828       1,346,279              337,799
  --------------------------------------------------------------------
  INVESTING ACTIVITIES:
   Purchase of
    property and
    equipment             (10,079)       (915,042)            (623,435)
   Purchase of
    available-for-
    sale securities            --              --               (3,380)
   Purchase of short-
    term and other
    investments               (66)         (6,001)            (200,152)
   Acquisition of a
    newly controlled
    company, net of            --              --              123,842
    cash acquired
   Proceeds from
    sales of
    available-for-
    sale securities            --              --                7,808
   Proceeds from
    sales and
    redemption of
    short-term and            406          36,873               13,828
    other investments
   Payments of
    guarantee
    deposits                  (46)         (4,186)             (21,870)
   Refund of
    guarantee
    deposits                  104           9,467                5,035
   Payments for
    refundable
    insurance
    policies                 (142)        (12,890)             (13,017)
   Other                        1              51                   (8)
  --------------------------------------------------------------------
     Net cash used in
      investing
      activities           (9,822)       (891,728)            (711,349)
  --------------------------------------------------------------------

  --------------------------------------------------------------------

                         Three Months Ended        Three Months Ended
                         December 31, 2008          December 31, 2007
                     -------------------------------------------------
                     Thousands of    Thousands of     Thousands of
                     U.S. Dollars        JPY              JPY
  --------------------------------------------------------------------
  FINANCING
   ACTIVITIES:
   Proceeds from
    issuance of
    short-term
    borrowings with
    initial
    maturities over
    three months           56,174       5,100,000            5,500,000
   Repayments of
    short-term
    borrowings with
    initial
    maturities over
    three months and
    long-term
    borrowings            (62,507)     (5,675,000)          (9,200,000)
   Principal payments
    under capital
    leases                (12,159)     (1,103,879)            (906,201)
   Net Increase in
    short-term
    borrowings with
    initial
    maturities less
    than three
    months                 15,145       1,375,000            2,700,000
   Dividends paid          (2,274)       (206,478)            (154,859)
   Payments for
    acquisition of
    treasury stock         (3,310)       (300,555)                  --
  --------------------------------------------------------------------
     Net cash used in
      financing
      activities           (8,931)       (810,912)          (2,061,060)
  --------------------------------------------------------------------
     EFFECT OF
      EXCHANGE RATE
      CHANGES ON CASH
      AND CASH
      EQUIVALENTS             (82)         (7,427)             (20,819)

   NET DECREASE IN
    CASH AND CASH
    EQUIVALENTS            (4,007)       (363,788)          (2,455,429)
   CASH AND CASH
    EQUIVALENTS,
    BEGINNING OF THE
    PERIOD                102,646       9,319,235           11,669,876
  --------------------------------------------------------------------
     CASH AND CASH
      EQUIVALENTS,
      END OF THE
      PERIOD               98,639       8,955,447            9,214,447
  --------------------------------------------------------------------

  (Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 90.79 which was the noon buying rate in New York City for cable transfers in foreign
           currencies as certified for customs purposes by the Federal
           Reserve Bank of New York prevailing as of December 31, 2008.

  (Note 2) The above presentation for the three months December 31,
           2007 has been changed to conform to the presentation for
           the three months ended December 31, 2008.

Note: The following information is provided to disclose IIJ's financial results (unaudited) for the nine months ended December 31, 2008 in the form defined by the Tokyo Stock Exchange.

 Consolidated Financial Results for the Nine Months Ended
 December 31, 2008
 (Under accounting principles generally accepted in the
  United States ("U.S. GAAP"))

 (Amounts of less than JPY one million are rounded)

 1. Consolidated Financial Results for the Nine Months Ended
    December 31, 2008 (April 1, 2008 to December 31, 2008)

 (1) Consolidated Results of Operations       (% shown is YoY change)
 ---------------------------------------------------------------------
                Total       Operating       Income             Net
               Revenues       Income     before Income        Income
                                          Tax Expense
                                           (Benefit)
 ---------------------------------------------------------------------
             JPY            JPY            JPY            JPY
           millions   %   millions   %   millions   %   millions   %

 Nine months
  ended
  December
  31, 2008    50,789  --    1,844  --    1,242   --        354   --
 Nine months
  ended
  December
  31, 2007    48,349 20.8   2,952 25.3   2,715 (27.6)    4,088 (4.0)
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
                                Basic Net         Diluted Net
                             Income per Share   Income per Share
 ---------------------------------------------------------------------
                                   JPY                JPY
 Nine months ended               1,719.82            1,719.48
 December 31, 2008
 Nine months ended              19,829.12           19,803.09
 December 31, 2007
 ---------------------------------------------------------------------

 (Note) In this document, income before income tax expense
        (benefit) represents income from operations before income
        tax expense (benefit), minority interests and equity in net loss of equity method investees in IIJ's consolidated
        financial statements for the nine months ended December 31,
        2008.

 (2) Consolidated Financial Position
 ---------------------------------------------------------------------
                Total     Shareholders'  Shareholders'  Shareholders'
                Assets       Equity        Equity         Equity
                                       as a percentage   per share
                                       of Total Assets
 ---------------------------------------------------------------------
              JPY millions  JPY millions      %              JPY
 Nine months
  ended
  December
  31, 2008         52,558     24,382       46.4           119,674.92
 Fiscal year
  ended March
  31, 2008         55,703     24,981       44.8           120,984.87
 ---------------------------------------------------------------------

 (Note) Shareholders' equity, shareholders' equity as a percentage of total assets and shareholders' equity per share are
        calculated and presented in accordance with U.S. GAAP.

 2. Dividends
 ---------------------------------------------------------------------
                                 Dividend per Share
 ---------------------------------------------------------------------
               End of the   End of the  End of the  Year-end  Total
                 first       second       third
               quarter       quarter     quarter
 ---------------------------------------------------------------------
                 Yen            Yen        Yen        Yen      Yen
 Fiscal  Year
  Ended  March
  31, 2008        --          750.00        --     1,000.00  1,750.00
 ---------------------------------------------------------------------
 Fiscal  Year
  Ending  March
  31, 2009        --        1,000.00        --           --        --
 ---------------------------------------------------------------------
 Fiscal  Year
  Ending  March
  31, 2009
  (Target)        --              --        --     1,000.00  2,000.00
 ---------------------------------------------------------------------
 (Note) Scheduled revision to dividends during the nine months ended December 31, 2008: None

 3. Target of Consolidated Financial Results for the Fiscal Year
    Ending March 31, 2009
 (April 1, 2008 through March 31, 2009)        (% shown is YoY change)
 ---------------------------------------------------------------------
           Total       Operating      Income         Net        Basic
          Revenues      Income     before Expense   Income       Net
                                    Income Tax                 Income
                                    (Benefit)                    per
                                                                Share
 ---------------------------------------------------------------------
         JPY      %    JPY      %   JPY       %   JPY      %     JPY
         millions      millions     millions     millions
 Fiscal
  year
  ending
  March
  31,
  2009   69,300  3.7   2,800  (41.2) 1,900 (56.4) 1,300 (74.9) 6,336.36
 ---------------------------------------------------------------------

 (Note 1) Changes in target for year-end consolidated financial results for the fiscal year ending March 31, 2009: Yes
 (Note 2) Basic net income per common share is computed by dividing net income by 205,165 shares (Forecasted weighted-average
          number of shares of common stock outstanding during FY2008.)

 4.  Others

 (1) Change of Condition in Consolidated Subsidiaries
     during the Nine Months Ended December 31, 2008 (Change of
     Condition in Specific Consolidated Subsidiaries with a
     Change of Scope of Consolidation): None

 (2) Application of Simplified Accounting Method or Specific
     Accounting Principles for quarterly consolidated financial statements : None

 (3) Changes in Significant Accounting and Reporting Policies for
     Consolidated Financial Statements
   1) Changes duet to the revision of accounting standards: Yes
   2) Others: Yes

 (4) Number of Shares Outstanding (Shares of Common Stock)

  1) The number of shares outstanding:
         As of December 31, 2008:    206,478 shares
         As of March 31, 2008:       206,478 shares
  2) The number of treasury stock:
         As of December 31, 2008:    2,745 shares
         As of March 31, 2008:       0 shares
  3) The weighted average number of shares outstanding:
         As of December 31, 2008:    206,023 shares
         As of December 31, 2007:    206,161 shares

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